Exhibit 10.6

NETWORK AGREEMENT
BETWEEN
PHYSICIANS UNITED PLAN, INC.
AND
PALM MEDICAL MSO, INC.

THIS NETWORK AGREEMENT ("Agreement") is made and entered into this January 1, 2009 (the "Effective Date") by and between Physicians United Plan, Inc. ("Health Plan"), and Palm Medical MSO, Inc. ("MSO").

WHEREAS, Health Plan operates a Florida-licensed Health Maintenance Organization; and either contracts with or has applied to the Florida Agency for Health Care Administration and/or the Centers for Medicare and Medicaid Services to offer benefit plans in MSO's service area; and

WHEREAS, MSO is a network of health care providers and is capable of and willing to arrange for the provision Covered Services to Health Plan Members; and

WHEREAS, the parties desire to set forth their agreement concerning the provision of medical services to Health Plan Members by MSO Providers (defined herein);

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Article
Definitions

Authorization or Authorized: A determination which sometimes is required by the Health Plan or its delegated entities that Covered Services are or were Medically Necessary and meet the standards and criteria for payment according to the Health Plan's established 4I/UM Program. Authorization is not en assurance or waiver that the eligibility of a Member is valid, and therefore not a guarantee of reimbursement.

Commercial Policy: A policy which sets forth the terms and conditions governing the relationship between Health Plan and policy holder for the provision of Covered Services to Commercial Members. Commercial Members are those individuals and groups insured by the Health Plan under a group or individual policy.

Covered Services: Medical, hospital, care for Emergency Conditions and other health care services and benefits to which Members are entitled under the terms of the applicable Commercial Policy, Medicaid Contract, Medicare Contract, or Healthy Kids Contract, as determined by Health Plan. Any services which are provided must be Medically Necessary to be a Covered Service. "Non-Covered Services" are those to which a Member is not entitled or which are not Medically Necessary.

Covering Physician: A Participating Physician who has entered into an agreement, either oral or written, with a PCP or Specialist to arrange Covered Services for Members when the participating PCP or Specialist is not available. Covering Physician must have an agreement with Health Plan.

Emergency; Emergency medical condition is defined pursuant to section 409.901 (9), F.S. An Emergency medical condition is: (a) a medical condition manifesting itself by acute symptoms of sufficient severity, which may include severe pain or other acute symptoms, such that a prudent layperson, pursuant to Section 4704 of the 1997 Balanced Budget Act, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in any of the following: (1) serious jeopardy to the health of a patient including a pregnant woman or a fetus, (2) serious impairment to bodily functions or (3) serious dysfunction of any bodily organ or part; (b) With respect to a pregnant woman: (1) that there is adequate time to effect safe transfer to another hospital prior to delivery (2) that a transfer may pose a threat to the health and safety of the patient or fetus or (3) that there is evidence of the onset and persistence of uterine contraction or rupture of the membranes which results in medical screening, examination and evaluation by a physician, or, to the extent permitted by applicable laws, by other appropriate personnel under the supervision of a physician, to determine whether an Emergency medical condition exists, and the care, treatment, or surgery for a Covered Service by a physician which Is necessary to relieve or eliminate the Emergency medical condition, within the service capability of a hospital. This includes Covered Services that are (1) furnished by a provider qualified to furnish Emergency services and (2) needed to evaluate or stabilize an Emergency medical condition.

Medicaid Contract: The contract between the Health Plan and the State of Florida, Agency for Health Care Administration ("AHCA"), or its successor, pursuant to which the Health Plan agrees to arrange for the provision of Covered Services to persons eligible for Medicaid under Title XIX of the Social Security Act and Chapter 409, F.S.

Medical Staff: Refers to a hospital's or ambulatory surgical center's medical staff as that term is defined in the bylaws of the facility's medical staff, and as such bylaws may be amended from time to time.

Medical Necessity or Medically Necessary: The definition contained in Section 59 G-1.010 (166), Florida Administrative Code (2002), as amended from time-to-time, to include the medical or allied care, goods, or services furnished or ordered that meet the following conditions and as determined by Plan to: (1) be necessary to protect life, to prevent significant illness or significant disability, or to alleviate severe pain; (2) be individualized, specific, and consistent with symptoms or confirmed diagnosis of the illness or injury under treatment, and not in excess of the patient's needs; (3) be consistent with generally accepted professional medical standards as determined by the Centers for Medicare and Medicaid Services ("CMS"), and not experimental or investigational; (4) be reflective of the level of service that can be safely furnished, and for which no equally effective and more conservative or less costly treatment is available, statewide; and (5) be furnished in a manner not primarily intended for the convenience of the recipient, the recipient's caretaker, or the physician. The fact that a physician has prescribed, recommended, or approved medical or allied care, goods, or services does not, in itself, make such care, goods or services Medically Necessary or a Medical Necessity or a Covered Service.

Medicare Contract: The contract between the Health Plan and the Centers for Medicare and Medicaid Services ("CMS"), or its successor, in which the Health Plan agrees to arrange for the provision of health care services to persons eligible for Medicare under Title XVIII of the Social Security Act.

Member: Eligible Individual covered by or enrolled under a Commercial Policy ("Commercial Member"), the Medicaid Contract ("Medicaid Member") or the Medicare Contract ("Medicare Member") or applicable Healthy Kids Contract ("Healthy Kids Member"). For Medicaid Members, the eligible dependents include newborn children of such individual, and MSO Providers shall accept such newborns as a Member and shall provide Covered Services for the remainder of the birth month plus the following two (2) months. For Commercial Members, Commercial Member includes dependent, family Members who are enrolled under the Commercial Policy.

Participating Hospital: A hospital with which the Health Plan has contracted to render inpatient or outpatient services to Members.

Participating Physician: Duly licensed doctor of medicine, dentistry, psychiatry, osteopathic medicine, doctor of chiropractic or podiatric medicine, each respectively having an unrestricted license to practice in the jurisdiction in which such individual's services are to be provided, including, if applicable an unrestricted license to prescribe controlled medications, substances and supplies. Each Participating Physician must be crectentialed pursuant to Health Plan's credentialing criteria and have a contract with Health Plan to be considered "participating."

Participating Provider: This term includes Participating Physicians, Participating Hospitals and any other Participating professional or facility with which Health Plan has a-contract to provide Covered Services.

MSO Provider: A Participating Provider (1) who or which is employed by, contracted with or otherwise represented by MSO; (2) who or which both MSO and Health Plan have agreed may provide services pursuant to this Agreement; (3) who or which has completed a Health Plan credentialing application or MSO credentialing application approved by Health Plan and has satisfied applicable credentialing criteria; and (4) who or which has agreed with MSO to be subject to the requirements of this Agreement to the extent applicable to MSO Provider. No hospital will be a MSO Provider under this Agreement unless and until it has executed a Health Plan hospital services agreement. No other provider will be a MSO Provider under this Agreement unless and until that provider has executed the applicable election to participate in the form attached hereto and incorporated herein as Attachment C.

Primary Care Provider (PCP): A Participating Physician who has agreed to provide Covered Services to Members who have selected or have been assigned to that Participating Physician, and who assumes primary responsibility for arranging and coordinating the overall health services of such Members, as applicable. Any Covered Services provided by a PCP as a Specialist shall be compensated as a PCP.

Provider Manual: The applicable policies and procedures of Health Plan as established or modified by Health Plan from time to time. Health Plan shall make the Provider Manual available to MSO and MSO Providers either on Health Plan's web site, when available, or as otherwise provided. The Provider Manual shall include the CIIfUM Program described in this Agreement, even if it is a separate document.

Quality Improvement and Utilization Management Program (Q1IUM Program): A program established by the Health Plan for the purpose of reviewing and making determinations and establishing Health Plan's policies and procedures regarding the quality of delivery of Covered Services rendered to Members. This includes evaluations in regards to timeliness, quality and appropriateness of medical care by the committees established by Health Plan to oversee the QIIUM Program. The OVUM Program outlined in the Health Plan's policies and procedures may be changed by the Health Plan upon notice to MSO, which may be provided by posting on the web site.

Referral: An action taken by a MSO Provider that directs a Member to receive Covered Services from another Participating Provider and which is not provided by the MSO Provider under the terms defined by the Health Plan. For each Referral and if required, MSO Provider shall obtain from Health Plan a form or number evidencing an approval by Health Plan for Referral of a Member to a health care provider. MSO Provider is responsible for referring Members to other Participating Providers for the receipt of Covered Services. The parties acknowledge a Referral shall not be required in cases for which Health Plan has indicated a self-referral is available.

Service Area: The counties or other geographic designations agreed upon by Health Plan and MSO for which this Agreement shall apply. Providers affiliated with MSO that are physically located outside of the Service Area may not become a MSO Provider pursuant to this Agreement unless agreed to in writing by Health Plan.

Specialist: A Participating Physician who has entered into an agreement with Health Plan, or on whose behalf an agreement has been entered into with Health Plan (including any physicians employed by, associated with or contracting with the Specialist), to provide certain services generally not provided by PCPs to Members upon appropriate Referral.

Subcontractor: A person or entity that is contracted by MSO to provide Covered Services to Members pursuant to this Agreement and that is not a MSO Provider

Article 2
Obligations of Health Plan

2.1Member Eligibility. Health Plan shall provide each Member an identification card, which Members will be expected to present when seeking Covered Services from MSO Provider. Health Plan shall also establish procedures by which MSO Provider will be able to preliminarily verify whether a presenting individual is a current Member. MSO Provider shall comply with such verification procedures. Health PlarT).....cannot guarantee the eligibility status of any individual. Health Plan will make eligibility determinations in the exercise of its sole discretion. In the event that a MSO Provider arranges Covered Services for an individual based upon compliance with the above referenced procedures, and Health Plan subsequently determines that such individual was not entitled to receive Covered Services, then Health Plan shall notify MSO Provider of that individual's ineligibility at the time the claim is processed or if subsequently notified of ineligibility by appropriate party. Regardless of whether Authorization has been given, Health Plan shall be permitted to recover payments made to MSO Provider pursuant to this Agreement for such individual retroactive to the date of ineligibility, pursuant to statute, and shall have no liability to MSO Provider for any Covered Services rendered on or after the date of ineligibility. MSO Provider shall obtain payment directly from such individuals or other responsible third party for services provided on or after the date on which the individual became ineligible, and shall not seek any recovery from Health Plan.

2.2Administrative Procedures. Health Plan shall make available to MSO Provider administrative procedures for record keeping, reporting and other administrative duties of MSO and/or MSO Provider under this Agreement, as more fully set forth in the Provider Manual. MSO and MS0 Provider agree to abide by these administrative procedures.

2.3Compensation. For all Covered Services rendered to Members by MSO Provider, Health Plan shall compensate MSO Provider in accordance with Attachment A for the provision of Covered Services. If a MSO Provider provides any Non-Covered Service, MSO Provider shall not be entitled to any compensation for such services. MSO Provider shall accept such compensation with the exception of applicable co-payments, coinsurance and/or deductibles ("Member Expenses') as payment in full for all services provided by MSO Provider except as otherwise provided by this Agreement. MSO and MS0 Provider shall not bill a Medicaid Member for Member Expenses.

2.4Reports. Health Plan shall provide MSO and MSO Provider with periodic statements with respect to the financial arrangements set forth in Attachment A in accordance with procedures developed by Health Plan in conjunction with MSO.

2.5Provider Listing. Health Plan shall make available to MSO and MS0 Provider a current listing of Participating Providers.

2.6Health Plan shall adjudicate and pay claims per Florida Statute. Any penalties arising from a failure to pay a claim per Florida Statute shall not be charged against any risk pool, deficit reserve or similar account held by Health Plan on behalf of MSO or the MSO Provider.

2.7Health Plan shall notify MSO within thirty (30) business days of its intent to withdraw from Medicare Advantage program or materially change the benefit plan(s) offered to beneficiaries of the Medicare Advantage program.

2.8Health Plan agrees and warrants that Health Plan is in compliance with all applicable local, state and federal laws relating to the provision of medical services, including all aspects of the Medicare Managed Care Manual.

2.9Health Plan shall make available all books and records needed by MSO to determine compliance with all State and Federal law, compliance with agreement, appropriate reconciliation of payments from CMS, and credit to MSO's account. Health Plan shall provide adequate facilities during such audit or review.

2.10Health Plan shall notify MSO Provider of any appeal, grievance, threatened or actual litigation by any Member assigned to PCP that is a MSO Provider.

Article 3
Obligations of Provider

3.1Health Services. MSO and MSO Provider agree to provide or arrange for the provision of Covered Services consistent with Health Plan's QUUM Program. Provider shall not bill Members for services that are determined by Health Plan, In its sole discretion, not to be Medically Necessary unless Member has been informed, in advance by Provider that the services are not Medically Necessary and has agreed to be financially liable for those services. Health Plan shall not make such a negative determination without a review of the medical chart by a physician.

3.2Provision of Services and Professional Requirements. MSC} Provider agrees to provide Covered Services to Member in the most cost efficient setting, consistent with sound medical judgment.

(a) MSO Provider agrees to make necessary and appropriate arrangements to ensure the availability of services to Members on a 24 hour per day, 7 day per week basis, including arrangements to ensure coverage of Members after hours or when MW Provider is otherwise absent.

(b) MSO Provider agrees to ascertain and ensure that any Covering Physician will cooperate with and accept the findings of Health Plan's peer review procedures as they relate to services provided to Members and that such Covering Physician will seek Authorization from the Health Plan prior to all hospitalizations, except for Emergencies or as otherwise provided in the OITUM Program.

(c) MSO Provider agrees to be responsible for making suitable arrangements with the Covering Physician regarding the amount and manner in which Covering Physician will be reimbursed or otherwise compensated for services provided on MSO Provider's behalf. MSO Provider shall also ensure that the Covering Physician will not under any circumstances, bill Members (except applicable Member Expenses) for Covered Services. MSO Provider shall ensure that Covering Physician complies with and supplies all items required under section 3.8 below.

(d) MSO Provider agrees to render services consistent with the standards of medicine and osteopathy, and such services shall be performed in accordance with customary rules of ethics and conduct promulgated by the American Medical Association, the American Osteopath Association, the American Hospital Association and similar provider organizations, as applicable, and such other organizations to which MSO Provider is subject to licensing and control or board certification, as applicable.

(e) MSO Provider agrees to utilize such Participating Providers as are available and appropriate for effective and efficient delivery of Covered Services.

(f) MSO Provider and MSO, where applicable, agree to immediately disclose to Health Plan within one (1) business day of its becoming aware of: (1) loss or restriction of any of its hospital privileges; (2) loss or limit of its DEA permit; (3) loss or restriction of its license to provide health care services in any state as well as any actions taken by the state, Joint Commission on Accreditation of Healthcare Organizations (JCAHO), or any other regulatory body that would materially impair the ability of Provider to provide or arrange for Covered Services to Members; (4) loss or suspension of its participation in the Medicare or Medicaid programs; (5) any adverse action by a governmental body; or (6) receipt of notice of intent to file or actual filing of any professional liability action against MSC) or MSO Provider or an entity in which MSO or MSO Provider has an ownership interest other than a publicly traded company. Compliance with these requirements by MSO or MSC) Provider shall not constitute notice or compliance with the notice provisions of Chapter 766, Florida Statutes.

(g) MSO Provider agrees to hold active Medical Staff admitting privileges in at least one (1) Participating Hospital with which Health Plan has a written agreement or, in the alternative, MSO Provider must agree to use an admitting panel or hospitalist that is acceptable to both MSO and Health Plan.

(h) MSO agrees that MSO and all health care providers employed by or associated with MSO shall, for the term of this Agreement, be licensed or otherwise authorized by law to practice under their health care profession and shall meet all credentialing and re-credentialing requirements as established by Health Plan.

(i) MSO and MSO Provider agree and warrant that MSO and MSO Provider is in compliance with all applicable local, state and federal laws relating to the provision of medical services, inducting the Federal Clinical Laboratory Improvement Act, anti-referral requirements, physician investment and other acts, as applicable.

0) MSO and MSO Provider acknowledge Health Plan's obligation and right to report to and access the National Practitioner Data Bank as it relates to MSO Provider. MSO Provider agrees to assist Health Plan in accessing and reporting to the Data Bank, including making inquiries to the Data Bank on behalf of Health Plan, if requested to do so by Health Plan, AHCA or Centers for Medicare & Medicaid Services (°CMS").

(k) MSO Provider agrees to provide Health Plan with sixty (60) days prior written notice that it will not be available to prospective Members.

(1) MSO and MSO Provider agree to implement applicable and reasonable procedures necessary to assist Health Plan in obtaining and maintaining external accreditation of Health Plan by the Utilization Review Accreditation Committee (URAC) or any other similar accrediting agency selected by Health Plan.

3.3 Claims and Compensation. The claims and compensation procedures shall be as follows:

(a) As compensation for its services hereunder, Health Plan shall pay MSO Provider for Authorized Covered Services rendered to Members at mutually agreed upon rates as set forth in Attachment A and in accordance with the Provider Manual and the QI/UM Program. MSO Provider expressly agrees to accept such compensation as payment for the provision of Covered Services.

(b) MSO Provider shall only bill for Covered Services rendered to Members according to the compensation detailed in Attachment A. In connection with each billing for Covered Services, MSO Provider shall submit a bill to Health Plan for all services rendered In a manner consistent with the terms of this Agreement in a billing form acceptable to Health Plan within six months of the tatter of providing such services or Health Plan notifying the MSO Provider of it's responsibility for the Member. Health Plan shall pay MSO Provider for such services within the time periods required by applicable law. If MSO Provider has not billed Health Plan for Covered Services rendered to Members within six (6) months of a Member's receipt of such Covered services, MSO Provider's claim for compensation with respect to such services shall be deemed waived. However, if Health Plan is the secondary payor or MSO Provider is not aware of the patient's status as a Member at the time of service, MSO Provider must bill Health Plan within ninety (90) days of the date of the explanation of payment from the primary payor or within ninety (90) days of being made aware of that the patient is a Member, but in no event more than one year from the date of service or MSO Provider's claim for compensation with respect to such services shall be deemed waived, Health Plan Health Plan shall consider all complete billings by MSO Provider final unless MSO Provider requests an adjustment in writing within thirty five (35) days after payment of such original billings.

(c) MSO Provider shall submit claims for Covered Services on standard CMS 1500 forms which identify the health services provided to Members and which shall contain such statistical and descriptive medical and patient data as specified by Health Plan.

(d) Health Plan reserves the right to make adjustments to payments made in the previous one (1) year to reflect corrections based on internal or external audits or other review by Health Plan. MSO Provider shall have the right to review Health Plan's audit results, if any, at a time and place mutually convenient to both parties. This clause shall survive the termination of this Agreement for a period of • one (1) year. The adjustments will be made according to section 641.3155, F.S.

(e) MSO and MSO Provider agree to promptly notify Health Plan of all duplicate payments regardless of cause. Upon notice and in accordance with section 641.3155, F.S., Health Plan may deduct such dupli te payments from any bonus, surplus sharing or deficit reserve. At no time shall Health Plan offset payment for otherwise eligible services.

3.4 Referrals.

(a) In addition to the provision of Covered Services, if MSO Provider is a PCP, MSO Provider shall have the primary responsibility for arranging and coordinating the overall health services of Members, including appropriate Referral to Specialists or Participating Hospitals, as well as managing and coordinating the performance of administrative functions relating to the delivery of Covered Services to Members in accordance with this Agreement, unless otherwise directed by Health Plan.

(b) Except in the case of an Emergency, or when authorized by the Health Plan, MSO Provider agrees to use all reasonable efforts to refer Members only to other Specialists or Participating Hospitals, to obtain the approval of Health Plan prior to such Referral, to furnish the Member's PCP and such Specialist or Participating Hospital or other Participating Provider complete information on treatment procedures and diagnostic tests to be performed. In the event that Covered Services required by a Member are not available from Specialists or Participating Hospitals or. Participating Providers, other specialists or hospitals or providers may be utilized with the prior approval of Health Plan.

3.5Non-Covered Services. The MSO Provider shall, prior to the provision of any Non-Covered Services, Inform the Member and obtain the Member's written acknowledgment that he or she has been informed, in conformity with the requirements of Section 1879 of the Social Security Act, of the following: (1) the nature of the Non-Covered Service(s); (2) an explanation of why the MSO Provider believes that neither Health Plan nor the Medicare or Medicaid programs will pay for or be liable for such Non-Covered Services; and (3) that the Member will be personally and financially liable for payment of such Non-Covered Services. Amounts due for Non-Covered Services may then be billed to the Member at MSO Provider's usual and customary charge but in the case of Medicaid or Medicare Members may not exceed the Medicare or Medicaid rate (if established by Medicaid or Medicare).

3.6No Discrimination; Acceptance of Members. MSO Provider shall observe, protect and promote the rights of Members as patients without regard to race, age, sex, national origin, religion, place of residence, economic status, health status or health care needs, benefit plan or source of payment of such Members, including individuals who have or are currently receiving care from MSO Provider for whom payment is being made on a self-pay basis or through other third party payer program. MSO Provider agrees to accept such latter group of individuals as Members even if MSO Provider is not available to prospective members pursuant to Section 3.2(k) above.

3,7Charges to Members; Member Non-Liability. Health Plan shall require Members to pay applicable Member Expenses for certain Covered Services at the time services are rendered. it is the responsibility of Members to pay such Member Expenses at the time services are received. If a Member fails to pay Member Expenses, MSO Provider shall inform Health Plan immediately. MSO Provider shall indemnify and hold Health Plan and Members harmless from any costs, including legal fees, relating to improper billing practices or consequential effects caused by the breach of the terms of this Agreement. MSO Provider shall not charge Medicaid enrollees for missed appointments. MSO Provider agrees to accept Health Plan's payment as payment in full, and shall not balance bill any Member. MSC and MSO Provider agree and warrant that in no event including, but not limited to, non-payment by Health Plan, Health Plan's insolvency, or breach of this Agreement, shall MSO or MSO Provider, or any representative of MSO or MSO Provider, bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from or have any recourse against any Member, or persons other than Health Plan acting on any Member's behalf, defined below, for Covered Services provided pursuant to this Agreement MSO and MSO Provider further agree that (1) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of Members and (2) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between MSO or MSO Provider and Members, or persons acting on their behalf.
3.8Records and Reports; Encounter Data.

(a) MSO Provider shall maintain and provide, complete and accurate fiscal records as well as medical and social records, as needed by Health Plan to satisfy Its reporting obligation under the Contracts (as defined in section 5.2 hereof), state and federal law, and for program management purposes, including but not limited to, accrediting agencies, HEDIS, Child Health Checkup (CHCU) reporting (if applicable), and financial and administrative information.

(b) Records shall be maintained for a period of not less than ten (10) years from the earlier of (1) termination of this Agreement, (2) last patient contact or (3) when the patient is no longer assigned to MSO Provider, and if records are under review or audit, be retained until such review or audit is complete. The right to access described herein shall extend through ten (10) years from the final date of the applicable contract period or completion of audit, whichever is later, provided, however, that such access may be required for a longer time period if: (1) CMS or AHCA determines that there is a special need to retain a particular record or group of records for a longer period and CMS or AHCA provides notice to MSO Provider at least thirty (30) days before the normal disposition date; and (2) CMS or AHCA determines that there has been a termination, dispute, fraud or similar fault, in which case, the retention may be extended to ten (10) years from the date of any resulting final resolution of the matter; or (3) CMS or AHCA determines that there is a reasonable possibility of fraud, in which case it may perform the inspection, evaluation or audit at any time.

(c) Health Plan, AHCA, Department of Health and Human Services ("DHHS"), CMS, Department of Financial Services ("DFS"), the Comptroller General, all accrediting agencies or their designees shall have the right to audit, evaluate or inspect any books, contracts, medical records, patient care documentation or other records of MSO or MSO Provider that pertain to: (1) the services performed under this Agreement; (2) reconciliation of benefit liabilities; (3) determination of amounts payable; (4) medical audit or review; (5) utilization management; or (8) other relevant matters as such person conducting the audit, evaluation or inspection deems necessary. Health Plan shall have the right to copy such books and medical records, either with the written consent of Members, as contained in Health Plan's enrollment form that is hereby deemed satisfactory by MSO and MSO Provider for such purposes, or as otherwise provided by applicable law. In the event an examination of the Covered Services rendered under this Agreement is conducted by appropriate state, federal or other governmental officials, MSO and MSC Provider shall submit any required books and records to facilitate such examination. Medical records of Members shall be treated as confidential so as to comply with all applicable state and federal laws and regulations regarding the confidentiality of patient records. Health Plan, during regular business hours and upon reasonable notice and demand, shall have access to and the right to audit all information and records or copies of records, free of charge, related to Covered Services rendered under this Agreement.

(d) In the event that Health Plan requests copies of medical records from MSO Provider to make a determination of Medical Necessity or as otherwise permitted pursuant to this Agreement, such records shall be promptly copied and delivered to Health Plan, without cost to Health Plan.

(e) Health Plan, MSO and MSO Provider shall safeguard the privacy of any health information that identifies a particular Member. Health Plan, MSO and MSO Provider shall abide by all federal and state laws regarding confidentiality and disclosure of medical records and other health and enrollee information. MSO and MSO Provider further agree to allow Health Plan the right to periodically monitor and access MSO and MSO Provider's records in order to ensure MSO and MSO Provider's compliance with all state and federal confidentiality laws, statutes and regulations and Health Plan policies and procedures. MSO and MS0 Provider shall assure its own compliance and that of any business associates with all the privacy and security provisions of HIPAA regulations and in accordance with 42 CFR, Part 431, Subpart F, as they become effective.

(f) For the purpose of conducting the above activities, MSO and MSO Provider shall make available its premises, physical facilities, equipment and records relating to Members, and any additional relevant information that Health Plan, AHCA, CMS, DFS, DHHS, Comptroller General, accrediting agencies, or their designee may require. Health Plan, AHCA, CMS, DFS, DHHS and Comptroller General during regular business hours and upon reasonable notice, shall have the right to inspect MSO and MSO Provider's facilities, including MSO Provider's equipment.

(g) MSO Provider shall also provide Health Plan with a copy of any and all adverse incident reports filed with AHCA pursuant to Florida law, involving any of the Members. Receipt of the notices required by this section shall not constitute an assumption of liability on the part of Health Plan.

(h) MSO Provider also agrees to establish procedures for Members to obtain correction of and timely access to medical records and other health enrollment information that pertains to them.

3.9Health Plan Policies and Procedures and Regulatory Requirements. MSO Provider and MSO, as applicable, agree to comply with the following:

(a) all credentialing and re-credentialing processes and all medical management, quality assessment and performance improvement, medical policy, peer review, on site review, advance directives, or other similar CMS, AHCA, accrediting agencies or policies and programs; upon 90 day notice of such Health Plan change in policy or procedure and only upon a positive election by MSO to continue participation shall MSO and MSO Provider comply with any such new policy or procedure.

(b) Health Plan's Member grievance and appeal/expedited appeal processes, including gathering and forwarding information to Health Plan on a timely basis, as required in Health Plan's policies and procedures, that will permit Health Plan to meet CMS and AHCA required timeframes for disposition of grievances and appeals and to comply with final determinations rendered. MSO Provider agrees to notify Health Plan within two (2) business days when a Member files an informal or formal complaint as set forth in Health Plan's grievance procedure, as provided by Health Plan from time to time, and to refer Members who have complaints to Health Plan's member services department. Each party shall cooperate with the other party in the investigation of any such complaint;

(c) the activities of any independent quality review and improvement organization approved by CMS or AHCA that is under contract with Health Plan;

(d) as applicable, Health Plan's processes for identifying Members with complex or serious medical conditions, case and disease management, assessment of those conditions, and establishment and implementation of a treatment plan appropriate to those conditions; and

(e) all terms and conditions of the Provider Manual as set forth therein.

3.10 Access and Member Satisfaction Surveys. MSO Provider shall fully comply and participate in access surveys conducted by Health Plan in order to monitor compliance with Health Plan's accessibility and availability standards, and MSO and MSO Provider shall cooperate with Health Plan in conducting member satisfaction surveys.

3.11Insurance.

(a) MSO, as applicable, and MSO Provider agrees to comply with the financial responsibility requirements of section 458.320, F.S. (2002). In addition, MSO, as applicable, and MSO Provider shall maintain such liability and malpractice insurance of such types and in such amounts as Health Plan shall require of similar providers in its network. If MSO or MSO Provider desires a variance from the insurance standards, MSO or MSO Provider must obtain written authorization from Health Plan, which decision Health Plan may make in its sole and absolute discretion. MSO and MSO Provider shall provide copies of such insurance coverage certificate or proof of compliance with the financial responsibility requirements to Health Plan upon request. MSO, MSO Provider and Health Plan shall obtain workers' compensation insurance to cover all employees as required by applicable state laws. MSO Provider further agrees that Health Plan shall be given ninety (90) days prior written notice of cancellation or termination of Provider's insurance policies or compliance with the financial responsibility requirements. In the event of such cancellation and/or termination, Health

Plan may terminate this Agreement effective immediately upon MSO Provider's receipt of written notice from Health Plan.

(b) MSO Provider agrees to notify Health Plan immediately when a Member files a claim or a notice of intent to commence legal action against MSO Provider, Upon request by Health Plan, MSO Provider agrees to provide full details of the nature, circumstances and disposition of such claims to Health Plan or its legal representative. Compliance with these requirements by MSO Provider shall not constitute notice or compliance with the notice provisions of Chapter 766, Florida Statutes.

(c) The parties agree to adhere to and be bound by the common law and statutory principles of indemnification and contribution, as they exist in the State of Florida.

3.12Indemnification and Hold Harmless.

(a) MSO, MSO Provider and Health Plan agree to indemnify and hold harmless each other from and against any and all debts of the other, and from any and all debts, claims, recoupments, overpayments, damages, costs, causes of action, expenses or liabilities, including reasonable attorney's fees and court costs (including attorney's fees and costs to enforce this indemnity): (1) to the extent proximately caused by, or which may arise out of, or are incurred in connection with, any breach of the other's obligations under this Agreement or (2) any negligent, intentional act or other wrongful conduct arising from the other's provision of any services or obligations to Members. This section shall survive the termination of this Agreement for any reason, including insolvency.

(b) MSO and MSO Provider agree to indemnify and hold Members harmless from and against any and all debts of MSO or MSO Provider. This section shall survive the termination of this Agreement for any reason, including insolvency.

(c) MSO, MSO Provider and Health Plan agree to notify each other, in writing, within thirty (30) days, by certified mail, return receipt requested, at the addresses given below of any claim made against the other on the obligations indemnified against.

(d) MSO, MSO Provider and Health Plan agree to be responsible for the cost of defense for any claims brought or actions filed against the other with respect to any of the items described in this section for which the applicable party is responsible for providing indemnity hereunder. In case a claim should be brought or an action filed with respect to the subject of indemnity herein, the responsible party shall employ attorneys of its own selection to appear and defend the claim or action on its behalf; however, the non-responsible party, at its option and expense, may hire attorneys of its own selection to monitor such claim or action, and appear on its behalf. Each party shall be the sole judge of any claims or action against such party, and shall determine the direction of its defense.

3.13Administration.

(a) Health Plan may use the name of MSO and MSO Provider and address, phone number, type of practice, hospital affiliations, as may be applicable, and include MSO Provider in Health Plan's roster of Participating Providers and, with prior MSO approval, other Health Plan materials. MSO Provider may use the name of Health Plan to indicate it is a Participating Provider, subject to Health Plan's written approval, which shall not be unreasonably withheld.

(b) MSO Provider will use all reasonable efforts to cooperate to allow Health Plan to evaluate possible subrogation claims and to coordinate benefits in accordance with Medicaid third party liability, Medicare recovery, and the National Association of Insurance Commissioner's ("NAIC") guidelines. in the event MSO Provider provides Covered Services to a Member, MSO Provider, at its sole cost and expense, will cooperate to the fullest extent possible to:

(i)  determine whether the Member has medical service coverage in addition to Health Plan;
(ii)  determine the Member's primary and secondary payor, in accordance with Medicaid, Medicare, or NAIC guidelines (as applicable); and
(iii)  secure reimbursement from primary payor.

(c) MSO Provider agrees to post the Consumer Assistance Notice prominently in the reception area, clearly noticeable by all patients pursuant to section 641.511 (11), F.S.; and Patient Rights and Responsibilities in accordance with section 381.026, F.S.

3.14Coordination of Benefits. MSO Provider shall bill and process forms for any and all third-party payors who have primary liability, prior to submission to Health Plan. To collect any amounts due, MSO Provider shall supply Health Plan such relevant information as it has collected from Members regarding coordination of benefits. If MSO Provider fails to commence such billing and processing within ninety (90) days of the rendition of care, Health Plan shall have the exclusive right to pursue such collections and all funds received in MSO Provider's risk account. Health Plan shall perform coordination of benefits for all other services and shall be entitled to deposit all funds collected in MSO Provider's risk account. Provider shall only bill Health Plan for the difference, if any, between the amount due from all other third-party payers and the amount due under this Agreement as set forth in Attachment A, to the extent that such other payments do not constitute payment in full by such other third-party payors under applicable laws, regulations or any agreement between MSO Provider and other third-party payors. Health Plan shalt reimburse said difference from MSO Provider according to applicable state and federal laws.

3.15 Noninterference with Advice to Health Plan's Members. Nothing in the Agreement is intended to prohibit or restrict MSO Provider from advising or advocating on behalf of a Member about; (1) the Member's health status, medical care, or treatment options (including alternative treatments that may be self-administered), including providing sufficient information to the Member to provide an opportunity to decide among all relevant treatment options; (2) the risks, benefits and consequences of treatment or non-treatment; and (3) the opportunity for the Member to refuse treatment and express preferences about future treatment decisions. MSO Provider must provide information regarding treatment options in a culturally competent manner, including the option of no treatment. MSO Provider must assure that individuals with disabilities are furnished with effective communications in making decisions regarding treatment options.

3.16Members Protection and Continuation of Benefits. In the event of the Health Plan's or an intermediary's insolvency or other cessation of operations or termination of the Health Plan's Medicaid Contract or the Health Plan's Medicare Contract, MSO Provider will continue to provide Covered Services to the Member through the period for which premiums have been paid to the Health Plan on behalf of the Member, or, in the case of Members who are hospitalized as of such period or date, until the Member's discharge from an inpatient facility, whichever time is greater. Covered Services for Members confined in an inpatient facility on the date of insolvency or other cessation of operations will continue until their continued confinement in an inpatient facility is no longer Medically Necessary.

The provisions of this section shall be construed in favor of the Member, shall survive the termination of this Agreement regardless of the reason for termination, including insolvency, and shall supersede any oral or written contrary agreement between MSO Provider and a Member or the representative of a Member if the contrary agreement is inconsistent with this section.

For the purposes of this section, an 'intermediary" is defined as a person or entity authorized to negotiate and execute this Agreement on behalf of MSO Provider or on behalf of a network through which MSO Provider elects to participate.

Article 4
Term and Termination

4.1Term. This Agreement shall become effective as of the Effective Date and shall continue for a period of one (1) year from that date. Thereafter, the Agreement shall be automatically renewed for periods of one (1) year unless terminated as provided below, MSO acknowledges and agrees that there is o guarantee that Health Plan will enter into the Medicaid Contract or the Medicare Contract, or, if Health Plan has entered into such contracts, that they will remain in effect. MSO acknowledges and agrees that Health Plan is under no obligation to assign, refer to, or maintain any Members with MSO Providers by virtue of this Agreement. MSO acknowledges and agrees that Health Plan will only assign or refer members to providers after Health Plan's credenlialing committee has approved MSO Provider for participation in Health Plan's network of Participating Providers. After countersigning this Agreement, Health Plan will complete the blank portions of the first page indicating the Effective Date and return a countersigned original to MSO.

4.2Termination.

(a) Either party may terminate this Agreement at any time, without cause, by written notice given at least one-hundred eighty (180) days in advance of such termination to the other party, AHCA and DFS. MSO and Health Plan expressly acknowledge and agree that this Agreement shall be canceled upon issuance of an order for such action by the Florida Department of Financial Services, Office of Insurance Regulation pursuant to Section 641.234(3), F.S.

(b) This Agreement may also be terminated with respect to an individual MSO Provider by Health Plan, with cause, effective immediately upon written notice if MSO Provider violates Sections 3.2 (a), (f), (i), (k), 3.6, 3.11, 5.10 or 5.11 hereof or if, in Health Plan's reasonable opinion, continuation of this Agreement will negatively affect its Members' care. Any of the events under section 3.2(f) (I) through (vi), shall be cause for termination pursuant to the provisions of this section 4.2(b).

(c) MSO and Health Plan shall provide one-hundred eighty (180) days advance written notice to the other, AHCA and DFS by certified or registered mail before terminating this Agreement for any reason other than those described in subsection 4.2(b) above. The non-payment by Health Plan for goods or services rendered by MSO Provider to Members shall not be a valid reason for avoiding this advance notice of termination provision. Upon receipt by Health Plan of a termination notice, Health Plan may, if requested by MSO, terminate this Agreement in less than one-hundred eighty (180) days if Health Plan is not financially impaired or insolvent. This provision is being included in this Agreement pursuant to section 641.315, F.S.

(d) Upon termination of this Agreement, the rights of each party hereunder shall terminate, provided however, that such action shall not release MSO, MSO Provider or Health Plan of their obligations with respect to: (1) payments accrued to MSO or MSO Provider, as applicable, prior to termination; (ii) MSO Provider's agreement not to seek compensation from Members for Covered Service provided prior to termination or pursuant to subsection (iii) below; and (iii) the continuation of MSO Provider's obligations with respect to, and MSO Provider's care for, then Members until continuation of such Members' care can be arranged by Health Plan consistent with sound medical judgment but not to exceed six (6) months, or (iv) as otherwise included in this Agreement. Health Plan shall compensate MSO Provider for such care pursuant to the terms of this Agreement. MSO and MSO Provider further agrees that: (a) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of Member and Health Plan, as applicable, and (b) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between MSO, MSO Provider and Members, or persons acting on their behalf. Upon notice of termination, MSO Provider shall cooperate fully with Health Plan and Health Plan protocols, if any, in the transfer of Members to other Participating Physicians.

(e) By written notice to MSO and MSO Provider, Health Plan's medical director may suspend Referrals or assignments of Members to MSO Provider if Health Plan determines MSO Provider is not complying with (1) the terms of this Agreement, (2) Health Plan's policies and procedures, or (3) Health Plan's requirements for credentialing or re-credentialing.

(f) Upon sending a termination notice, the party shall include a statement as to the reason for termination.

(g) Notwithstanding any termination instituted by Health Plan pursuant to the terms of this Agreement, Health Plan and MSO shall each retain all rights to damages. The rights of termination referred to in this Agreement are not intended to be exclusive and are in addition to any other right or remedies available, as described in this Agreement.

Article 5
Miscellaneous

5.1Modification of this Agreement, Subject to the provision hereafter, this Agreement may be amended or modified in writing as mutually agreed upon by the parties. This Agreement shall automatically be amended to comply with the requirements of state or federal law without prior notice and right to object. However, Health Plan shall notify MSO of any such amendments to comply with State or Federal law within five (5) business days.

5.2Interpretation. The validity, enforceability and interpretation of any of the clauses of this Agreement shall be determined and governed by applicable Florida law as well as applicable federal laws. in the event of any conflict between this Agreement and (a) the Medicaid Contract (b) the Medicare Contract and (c) any contract between Health Plan and a governmental entity (which shall include the Florida Healthy Kids Corporation) with respect to a government health care or benefit program (items (a), (b) and (c) collectively or individually referred to as the "Contracts") or (d) the Commercial Policy for which MSO Provider is providing services, the Commercial Policy or Contract(s), as applicable, shall govern. The parties agree that jurisdiction for any legal action regarding this Agreement shall be in the state or federal courts in Orange County, Florida. Members shall not be third party beneficiaries to this Agreement, unless specifically designated by sections of this Agreement and then only to the extent of such section.

This Agreement, and the attachments, exhibits or addenda to this Agreement, have been negotiated at arm's length by MSO and Health Plan, and the parties mutually agree that for the purpose of construing the terms of this Agreement or attachments or exhibits or addenda, neither party shall be deemed responsible for the drafting of this Agreement.

Wherever in this Agreement the singular number is used, the same shall include the plural, and the neuter gender shall include the feminine and masculine genders, and vice versa, as the context shall require.

5. 3 Severability. The illegality, unenforceability or ineffectiveness of any provision of this Agreement shall not affect the legality, enforceability or effectiveness of any other provision of this Agreement. If any provision of this Agreement, or the application thereof shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Agreement, nor the application of the provision to other persons, entities or circumstances, nor any other instrument referred to in this Agreement shall be affected thereby, but instead shall be enforced to the maximum extent permitted by law.

5.4Assignment, Delegation. MSO may be assign this Agreement without the prior written consent of  Health Plan upon 30-days advance written notice by MSO to Health Plan. If MSO or MSO Provider should sell its business by either a sale of stock or assets, or other transfer, then unless this Agreement is terminated pursuant to the provisions of Article IV hereof, MSO and MSO Provider shall ensure that the successor or assign shall be bound by this Agreement. MSO and MSO Provider shall not delegate any of its responsibilities under this Agreement other than to a Covering Physician or Subcontractor, in accordance in  the provisions of section 5.16 of this Agreement. Health Plan may delegate certain administrative responsibilities under this Agreement to another entity, and such responsibilities may actually be performed by Health Plan's designee. Health Plan may assign this Agreement without the prior written consent of MSO or MSO Provider upon 30-days advance written notice by Health Plan to MSO.

5.5Notice. Any notice required to be given pursuant to the terms and provision hereof shall be sent by certified mail, return receipt requested, postage prepaid, or by overnight mail service such as Federal Express, to Health Plan at:

Physicians United Plan, Inc. ATTN: Chief Executive Officer 483 North Semoran Boulevard Winter Park, FL 32792

To MSO:

Palm Medical MSO, Inc.
7925N,W,12Th Street, Suite 321 IMiami, FL 33126

5.6Relationship of Parties.

(a) None of the provisions of this Agreement are intended to create nor shall be deemed or construed to create any relationship between the parties hereto other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the provisions of this Agreement. The Health Plan, MSO and MSO Provider are separate and independent entities in the performance of the obligations devolving upon each and in regard to any services rendered or performed on behalf of Members by any of these entities, their agents, servants, and employees; each is at all times acting and performing as an independent contractor with respect to the other entities. Neither party shall have or exercise any control or direction over the means or methods by which the other shall perform such work or render or perform such services and functions. Health Plan shall have no right to control the means, methods, manner or scope by which MSO Provider renders or performs Covered Services. None of the above nor any of their respective employees shall be construed to be the agent, employee or representative of the other nor will any of the above have an expressed or implied right of authority to assume or create any obligation or responsibility on behalf of or in the name of the other party. It is further expressly agreed that no work, act, or omission of any entity, its agents, servants, or employees pursuant to the terms and conditions of this Agreement shall be construed to make or render the others, the agent, servant, or employee of or the joint venturer with the entity or its agents, servants or employees.

(b) Nothing contained in this Agreement or in connection with the OVUM Program shall be construed to require MSO Provider to: (i) recommend any procedure or course of treatment which a MSO Provider deems professionally unacceptable or (ii) recommend that Health Plan deny benefits for any procedure or course of treatment.

(c) Health Plan agrees that it shall not intervene in any way or manner with the rendition of medical services by MSO Provider. It is understood and agreed that the traditional relationship between physician and patient will be maintained. Thus, MSO Provider agrees that denial of Authorization by Health Plan for a particular course of medical treatment shall not relieve MSO Provider from timely providing or recommending such care to Members as MSC? Provider deems to be appropriate, nor shall such benefit, coverage or eligibility determination be considered to be a medical determination by Health Plan. All coverage determinations are appealable by Members and MSO Provider. MSO Provider agrees to Inform Members of their right to appeal an adverse utilization review or coverage determination pursuant to Health Plan's grievance procedures. Health Plan agrees to provide reference and clinical support for any such determination of Medical Necessity.

5.7Headings. The headings in this Agreement are inserted merely for the purpose of convenience and do not limit, define or extend the specific terms so designated.

5.8Agreements with Employees and Independent Contractors. Notwithstanding any interpretation of this Agreement to the contrary, MSO and MSO Provider agree that all of the provisions of this Agreement, unless clearly inapplicable, shall apply with equal force to MSO and MSO Provider's employees or independent contractors and MSO and MSO Provider agree to assure such compliance. MSO and MSO Provider agree, and shall require its employees and independent contractors who are providing Covered Services to Members to agree that in the event of any inconsistency, omission or misinterpretation in the contract entered into by MSO or MSO Provider and the employee or independent contractor, the terms of this Agreement shall control notwithstanding any review or approval of those agreements by Health Plan.

All forms of agreements used by MSO and MSO Provider with such employees and independent contractors shall be subject to Health Plan's prior review and approval.

5.9Professional Corporations or Partnerships. In the event that MSO Provider is a professional corporation, professional association or partnership rather than an individual physician or provider, MSO Provider agrees that all of the terms set forth herein applicable to a MSO Provider shall apply with equal force to both the professional corporation, professional association or partnership and the individual physicians or provider's associated with such entity.

5.10Member Non-solicitation. MSO acknowledges that Health Plan has invested and will invest substantial resources including funds, time, effort and goodwill in building a roll of Medicare Members to be treated by MSO or MSO Providers. Therefore, MSO agrees that MSO, or any of MSG's employees, principals or financially related entities, shall not solicit, persuade, induce, coerce or otherwise cause the ells-enrollment of any Medicare Member at any time, directly or indirectly. If twenty (20) or more Medicare Members assigned to an individual MSO Provider dis-enroll from Health Plan due to MSO directly or indirectly soliciting, persuading, inducing, coercing or otherwise causing the dis-enrollment of such Medicare Members to be treated by MSO or any of MSO Providers or MSOIMSO Providers' employees, principals or other financially related entity under some other prepaid health care benefit plan other than Health Plan's management service organizations, MSO shall pay Health Plan the amount of four thousand dollars ($4,000.00) for each dis-enrolted Medicare Member who is treated by MSO, or any of MSO Providers, or MSO/MSO Providers' employees, principals or any financially related entity. MSO hereby agrees and shall require MSO Providers hereby to agree that this amount is not a penalty and constitutes liquidated damages in as much as the actual damages are not and cannot be ascertained at the time of the execution of this Agreement. MSO understands that this liquidated damages clause does not apply to or require payment from the Medicare Members under any circumstance. Health Plan agrees with MSO that this paragraph shall not be applicable In the case of any Medicare Member who dis-enrolls and is treated by a MSO Provider or anyone else on a non-prepaid and non-capitated fee-for-service basis as a private patient In addition, Medicare Members who were patients prior to MSO Provider's participation as a Participating Provider, are excluded from this provision, if the MSO and/or MSO Provider can furnish documentation to Health Plan in the form of a list of his/her patients prior to becoming a Participating Provider. This paragraph shall survive for twelve (12) months following the termination or expiration of this Agreement regardless of the cause giving rise to termination.

MSO acknowledges and shall communicate to MSO Providers that Health Plan has invested and will invest substantial resources including funds, time, effort and goodwill in building a roll of Medicare Members to be treated by MSO or MSO Providers. Therefore, MSO Provider agrees that MSO Providers, or any of MSO Providers' employees, principals or financially related entities, shall not solicit, persuade, induce, coerce or otherwise cause the dis-enrollment of any Medicare Member at any time, directly or indirectly. If twenty (20) or more Medicare Members assigned to an individual MSO Provider dis-enroll from Health Plan due to MSO Providers directly or indirectly soliciting, persuading, inducing, coercing or otherwise causing the disenrollment of such Medicare Members to be treated by MSO or any of MSO Providers or MSOIMSO Providers' employees, principals or other financially related entity under some other prepaid health care benefit plan other than Health Plan's management service organizations, MSO Provider shall pay Health Plan the amount of four thousand dollars ($4,000.00) for each dis-enrolled Medicare Member who is treated by MSO Providers or MSO/MSO Providers' employees, principals or-any financially related entity. MSO Provider hereby agrees that this amount is not a penalty and constitutes liquidated damages in as much as the actual damages are not and cannot be ascertained at the time of the execution of this Agreement. MSO Providers understand that this liquidated damages clause does not apply to or require payment from the Medicare Members under any circumstance. Health Plan agrees with MSO Providers that this paragraph shall not be applicable in the case of any Medicare Member who dis-enrolls and is treated by a MSO Provider or anyone else on a non-prepaid and non-capitated fee-for-service basis as a private patient, In addition, Medicare Members who were patients prior to MSO Provider's participation as a Participating Provider, are excluded from this provision, if the MSO Provider can furnish documentation to Health Plan in the form of a list of his/her patients prior to becoming a Participating Provider. This paragraph shall survive for twelve (12) months following the termination or expiration of this Agreement regardless of the cause giving rise to termination.

Health Plan agrees that, upon termination of the Agreement by Health Plan without cause pursuant to Section 4.2(a) of this Agreement, the terminated MSO Provider is entitled to notify Medicare Members assigned to MSO Provider or for which MSO Provider provided services during the term of the Agreement that MSO Provider no longer participates in the Health Plan provider network and to notify such Medicare Members of the health plans with which MSO Provider participates, Such notification shall not disparage Health Plan and shall not violate applicable CMS regulations. MS0 Provider shall provide a copy of any such notification letter to Health Plan prior to dissemination to Medicare Members. Such notifications and other provider promotional activities that are permissible under CMS regulations shall not be considered to be activities that are prohibited by this Section 5.10.

5.11Proprietary Information. Each party (MSO, MSO Provider and Health Plan) recognizes that all material provided to it the other party, including Member lists, is the property of the providing party. The receiving party shall not use such information for any purpose other than to accomplish the purposes of this Agreement. Neither party shall disclose or release such material to any third party without the prior written consent of the other party. This specifically includes, but is not limited to, use of any of the above referenced materials, directly or indirectly, to further the business purposes of any other organization or business including HMOs or other alternative health care delivery systems or other entities in the business of Health Plan. Upon notice of the termination of this Agreement, each party agrees to return all such materials, including all copies, whether authorized or not, to the other party. This provision shall survive the termination or expiration of any term or provision of this Agreement for a period of one (1) year from the effective date of termination. Each party acknowledges that the provisions of this section are a separate and independent covenant and the enforcement of this section is not subject to any claims of defense, offset or breach of this Agreement by the other party. Information within the public domain or available to the general public is exempt from this provision 5.11.

5.12Enforcement. The parties agree that any violation of sections 5.10, and 5.11 of this Agreement by MSO, MSO Provider or Health Plan will result in irreparable injury to the other. Therefore, in addition to any remedies otherwise available to Health Plan, MSO or MSO Provider and notwithstanding Section 5.13 below, Health Plan, MSO and MS0 Provider is hereby entitled to an injunction or such other relief as deemed appropriate by the court, enjoining and restraining Health Plan, MSO or MSO Provider and any - related individuals or parties from violating this section. If it is determined that the scope of the provision of the respective sections are too extensive to be enforceable by the court, then they shall be modified to be whatever is determined by a court to be reasonable in order to obtain enforcement and the parties hereto agree to accept such determination subject to any appeals.

5.13Arbitration. Except for Sections 5.10, 5.11, and 5.12 any dispute, controversy or claim arising out of, or relating to, this Agreement shall, on the request of one party served upon the other, be submitted to final binding arbitration with Judicial Arbitration and Mediation Services, Inc. ("AMS"). Any such dispute, controversy or claims will be settled by arbitration in accordance with the rules of JAMS then in effect. For any dispute which has a claim value exceeding Three Hundred Thousand Dollars ($300,000), the parties shall be able to pursue discovery in the same manner and types as provided by the Federal Rules of Civil Procedure, in accordance with a schedule set by the Arbitrator(s). For any dispute for which the claims individually or in the aggregate do not exceed Three Hundred Thousand Dollars ($300,000), the JAMS Comprehensive Arbitration Rules and Procedures shall be used. Any order, judgment or decision of the arbitrators may be entered in a court of competent jurisdiction. The cost of any arbitration shall be borne equally by the parties and the parties shall each bear their respective attorneys and related fees, unless otherwise ordered by the arbitrators. The site of arbitration shall be at the corporate offices of Health Plan in Orange County, Florida or such other location as Health Plan shall choose. Notwithstanding the rules of JAMS, the arbitrators shall not be permitted to award punitive damages nor consolidate cases nor have cases achieve class action status.

Furthermore, if the parties do not initially assert arbitration and are in a Florida county or circuit court, either party may assert the right to voluntary binding arbitration pursuant to section 44.104, F.S and notwithstanding any claims of breach of this Agreement, the non-requesting party shall agree to such request, The arbitration shall be conducted in accordance with the provisions of section 44.104, F.S.

5.14 Affirmative Action. MSO Provider agrees to abide by all the non-discrimination and affirmative action requirements required by law.

5.15Credentialing Information. MSO Provider agrees to give the Health Plan, within thirty (30) days of date of signing of this Agreement or application for participation with Health Plan, copies of the following items related to its professional position, and to maintain a current copy with the Health Plan, at Health Plan's office:

(a) current copy of the State of Florida license
(b) current copy of the Drug Enforcement Administration (DEA) registration certificate
(c) current copy of the malpractice insurance certificate, or compliance with financial responsibility requirements
(d) completed Provider Application Form
(e) Curriculum Vitae
(f)copy of the applicable graduate school diploma
(g) copies of the internship, residency, and fellowship certificates, If applicable
(h) W-9 Request for Tax Id Number
(I)test claim

5.16Individual Providers and Facilities; Authority.

(a) If a MSO Provider is a medical group, facility or other entity whose staff of health care professionals consist wholly or partially of employees, MSO Provider represents and warrants that it has the unqualified authority to bind all such employees to the terms of this Agreement. if MSO Provider has any arrangements with Subcontractors to render Covered Services to Members, MSO Provider shall ensure that all such subcontracts are duly amended to incorporate the terms contained in this Agreement through one of the methods described in sections (b) (1) and (b) (ii), below. MSO Provider shall obtain from such Subcontractors a joinder to this Agreement in a form acceptable to Health Plan.

(b) If MSO is an independent practice association, physician hospital organization, or other intermediary or network organization contracting on behalf of health care providers or facilities, MSO shall ensure that all arrangements with Subcontractors for participation in Health Plan's network of Participating Physicians and Participating Hospital are in writing and duly executed. MSO shall ensure that all agreements with Subcontractors are duly amended to incorporate the terms contained in this Agreement through one of the following methods:

(i)If the Subcontractor arrangement contains language that permits a unilateral amendment, MSO shall unilaterally amend each arrangement to include the terms of this Agreement. Such amendment shall be distributed by certified mail, return receipt requested, or through some other comparably verified process, and copies of such amendments and the receipts must be mailed to Health Plan no later than thirty (30) days after the execution of this Agreement, in order for Health Plan to verify that these requirements have been implemented.

(ii)If the Subcontractor arrangement does not contain language that permits unilateral amendment, MSO shall obtain a signed amendment from each Subcontractor to include the terms of this Agreement. Copies of the amendments, executed by all parties, must be mailed to Health Plan no later than thirty (30) days after the execution of this Agreement, in order for Health Plan to verify that these requirements have been implemented.

(c) Health Plan, at its sole discretion, may from time to time request that an individual employee, facility or Subcontractor not provide Covered Services to Members. Health Plan shall notify MSO or MSO Provider the reason for the action covered by this 5.16.c.

5.17 Entire Agreement. This Agreement (including all attachments annexed hereto) contains all the terms and conditions agreed upon by the parties and supersede all other agreements of the parties, oral or otherwise, regarding the subject matter hereof.

5.18 Typewritten or Handwritten Provisions. Typewritten or handwritten provisions that are inserted in this Agreement or attached to this Agreement as addenda or riders shall not be valid unless such provisions are initialed by both signatories to this Agreement.

5.19 Attachments. The following Attachments are incorporated herein by reference:

■ Attachment A — Medicare Payment Exhibit
■ Attachment A-1 - Stop Loss Program
■ Attachment B — Service Area
■ Attachment C — Individual Physician Participation Agreement and Joinder
■ Attachment D - Ownership
■ Attachment E - Medicare Requirements

5.20 HIPAA. MSO, MSO Provider and Health Plan shall cooperate with each other so that all necessary actions are taken to assure that they will be in compliance with HIPAA regulations, which shall include, but not be limited to, signing business associate or such other supplemental agreements as are deemed necessary by Health Plan.

5.21No Third Party Rights. Except as specifically and expressly provided herein, or otherwise provided or required by local, state, or federal law, statute, regulation, rule, order, amendment or other legal requirement, none of the provisions of this Agreement is intended to create nor shall be deemed or construed to create third party rights or status in any Member.

5.22Survival. The provisions of sections 3.7, 3.8, 3.9, 3.12, 3.14, 5.10, 5.11, 5.12 and 5.13 shall survive the termination of this Agreement regardless of the reason for termination, including insolvency, and shall supersede any oral or written agreement to the contrary between MSO, MSO Provider, Health Plan, Member or the representative of a Member if the contrary agreement is inconsistent with this section.

PHYSICIANS UtIITED PLAN, INC.
J. Daniel Kollefrath Senior Vice President
Date:/21/P42
PALM MEDICAL MS0) c
Manuel Iglesias
President
Date:

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

PHYSICIANS UtIITED PLAN, INC.	PALM MEDICAL MS0

Daniel Kollefrath	Manuel Iglesias
Senior Vice President	President
Date: /21/P42	Date:

ATTACHMENT A
MEDICARE PAYMENT EXHIBIT

1.
MSO and MSO Provider Obligations. In consideration of the compensation described below, MSO and MSO Provider agree to provide, or arrange for the provision of Covered Services to Medicare Members in accordance with the terms and conditions of Health Plan's Medicare Programs, including Health Plan's Quality Improvement Program, Utilization Management Program and its other operational policies and procedures as amended from time to time in accordance with the terms of the Agreement. MSO Provider acknowledges that the determination of what services are Covered Services shall be governed by the Medicare benefit program requirements and coverage guidelines established by Medicare, as well as Health Plan's Medicare Programs. Health Plan will determine which services are Covered Services, subject to any applicable appeal requirements and procedures.

2.	Payment for Services.

MSO Providers shall accept as full and final payment for all Covered Services rendered to Medicare Members the lesser of: (1) MSO Provider's billed charges or (2) the applicable contractual rate established between MSO and MSO Provider for Health Plan Medicare Members ("MSO Rate").

The MSO Rate shall not exceed the following Maximum Rate Level unless expressly approved in writing by Health Plan:

MSO Provider Type	Maximum Rate Level
Fee-For-Service MSOProviders located in Broward,Dade and Palm Beach Counties, Florida	85% Medicare Allowable
Fee-For-Service MSO Providers located in all other Service Area counties not otherwise specified	100% Medicare Allowable
Capitated Providers - MSO PCP Providers only located inBroward, Dade and Palm Beach Counties, Florida	Member Per Month (all inclusive - no carveouts)
Capitated Providers - MSO PCP Providers only locaed in all otherService Area counties not otherwise specified	Member Per Month (all inclusive - no carveouts)

Any Medicare allowable value update that is required due to a change in the allowable by CMS other than the annual Medicare allowable update (e.g., January 1st) shall be made effective twenty (20) business days after the change in allowable is finalized and officially published by CMS ("Plan Allowable Effective Date") and shall apply to Covered Services rendered by MSO Provider with a date of service on or after the Plan Allowable Effective Date.

For "by report" services, injectables and immunizations, services not listed by CMS, or services with values or relativities not established by CMS, MSO Provider shall be compensated according to:

(1) Health Plan shall deduct any Member Expenses from Health Plan payment due to MSO Provider. MSO Provider is responsible for the collection of Member Expenses directly from the Member. Health Plan's designated fee schedule in effect at the time of service or (2) 50% of MSO Provider's billed charges if no such Health Plan's fee schedule is in effect at the time of service.

Compensation paid to non-physician health care providers (e.g., CRNA, PhD, NP, PA, etc.), if applicable, under the direct supervision of the- MSO Provider shall be 85% of the supervising MSO Provider fee schedule indicated in this Attachment A.

MSO Providers that are ancillary service or hospital service providers (i.e., outpatient facilities, urgent care facilities, etc.) shall accept as full and final payment for all Covered Services rendered to Medicare Contract Members the lesser of: (1) MSO Provider's billed charges or (2) rates as mutually agreed-upon in writing by Health Plan and MSO.

3.	MSO Operating Fund Program.

Beginning on the Effective Date of this Agreement, Health Plan shall establish the MSO Operating Fund ("Fund') in a subsidiary ledger within the financial records of the Health Plan. The Health Plan shall not be required to escrow, or otherwise segregate from other funds of the Health Plan, or pay interest on, any amounts held for the Fund or the Deficit Reserve (as defined below).

Notwithstanding anything to the contrary in the Agreement, the Fund program shall at all times comply with 42 CFR 422.208 et. seq. and any applicable Florida FISO requirements. If any payment described below would exceed the allowable maximum as per 42 CFR 422.208, such payment shall be reduced so as to comply with the regulation. The Fund shall only apply to Medicare Members.

MSO shall participate in the Fund program and such participation is further subject to compliance with the quality management programs and standards established by the Health Plan.

A. Fund Revenues. Health Plan will assign into the Fund, on a monthly basis, the applicable percentage, indicated in the table below based on the county to which Health Plan has assigned the Member, of the total capitation payment it receives from CMS (for Part A, Part B and Part D as defined in the Social Security Act, as amended) for Medicare Members assigned to MSO PCP Providers, net of any Health Plan incurred premium enhancement costs ("Fund Revenue"):

COUNTY	PERCENT OF PREMIUM
Brevard County, Florida	82%
Broward County, Florida	80%
Dade County, Florida	80%
Lake County, Florida	82%
Orange County, Florida	82%
Osceola County, Florida	82%
Palm Beach County, Florida	80%
Pasco County, Florida	82%
Pinellas County, Florida	82%
Polk County, Florida	82%
Seminole County, Florida	82%
Volusia County, Florida	82%

Enrollment errors that result in either the underpayment or overpayment of Fund Revenue due to MSO shall be corrected by the Health Plan by retroactive additions to or deletions to Fund Revenue.

B. Fund Deductions. Health Plan will deduct on a monthly basis the following from the Fund:

1.
Payments to MSO and/or MSO Providers. Health Plan will pay claims directly to MSC Providers for any Covered Services delivered by MSO Providers. Health Plan shall deduct all fee-for-service and capitation payments paid to MSO Providers for Covered Services rendered to those Medicare Members who have been selected or assigned to MSO PCP Providers and any and all fees and monies paid to MSO and/or MSO Providers.

2.
Covered Services Provided by Other Providers. Health Plan will pay claims directly for any Covered Services delivered by providers other than MSO Providers. Health Plan shall deduct amounts paid for any and all Covered Services and expenses whether provided by Participating Providers or non-Participating Providers and any other expenses and charges as set forth in this Agreement rendered to those Medicare Members who have selected or been assigned to MSO PCP Providers. Expenses include, but are not limited to, professional claims, institutional claims, specialty capitations and adjustments including, but not limited to, direct refunds received from providers, manual reversals for claims charged to the Fund and over-the-counter pharmacy charges.

3.	Pharmacy Services. Health Plan shall deduct amounts paid for any and all pharmacy services rendered to Medicare Members who have selected or been assigned to MSO PCP Providers.

4.
too Loss. Health Plan shall deduct amounts owed by MSO for participation in Health Plan's Stop Loss Program. Health Plan's stop loss premium shall be adjusted annually by the Health Plan based on experience, health care cost trends and other actuarial factors. The Health Plan will provide written notice to MSO of any change in stop loss premium.

5.	IBNR. Health Plan shall deduct an estimated amount for incurred but not reported claims (IBNR) as calculated by Health Plan.

6.
Cost Reallocation. If a Medicare Member transfers to a PCP that is a MSO Provider from a PCP that is a Participating Provider contracted with or employed by another globallycapitated provider network (*Subject Medicare Member") and MSO incurs more than thirty thousand dollars ($30,000) in paid claims for Covered Services for such Subject Medicare Member within the first ninety (90) days after such transfer, one-hundred percent (100%) of the paid claims for Covered Services incurred by the Subject Medicare Member during such ninety (90) day period shall be excluded from and not made part of the Fund Deductions. Further, the applicable percentage of the premium per Section 3.A. of this Attachment A for such Subject Medicare Member during such ninety (90) day period shall be be excluded from and not made part of the Fund Revenue.

If a Medicare Member transfers from a PCP that is a MSO Provider to a PCP that is a non-MSO Provider ("Subject Transferred Member') and Health Plan or other applicable financially-responsible party incurs more than thirty thousand dollars ($30,000) in paid claims for Covered Services for such Subject Transferred Member within the first ninety (90) days after such transfer, one-hundred percent (100%) of the paid claims for Covered Services incurred by the Subject Transferred Member during such ninety (90) day period shall be included in and made part of the Fund Deductions. Further, the applicable percentage of the premium per Section 3.A. of this Attachment A for such Subject Transferred Member during such ninety (90) day period shall be included in and made part of the Fund Revenue.

Both parties agree to make all reasonable efforts to make requests for reimbursement and payment under this provision within thirty (30) days of the determination of any such qualifying event, but in no event more than one (1) year from the last day of the ninety (90) day post-transfer period for the Subject Medicare Member or Subject Transferred Member. Requests received after this one-year period may be denied by the other party.

C.
Fund Reconciliation and Reporting. Health Plan will generate a report summarizing MSO's monthly Fund Revenue and Fund Deductions ("Fund Report") on a monthly incurred claims basis not later than one hundred twenty (120) days in arrears of each month. The Health Plan will conduct a monthly financial reconciliation of the Fund to determine the Fund's surplus or deficit.

1.  MSO has sixty (60) calendar days from receipt of the Fund Report, which may be sent by Health Plan via email or otherwise, to contest the Fund Report by written notice to Health Plan or any claim for additional compensation or right to contest the Fund Report shall be deemed waived.

2.  "Surpluses" are defined as any positive balance remaining in the Fund after accounting for all Fund Revenue and Fund Deductions as described in Sections 3.A. and 3.B. above (e.g., Fund Revenue is greater than Fund Deductions).

3.  "Deficits" are defined as any negative balance remaining in the Fund after accounting for all Fund Revenue and Fund Deductions as described in Sections 3.A. and 3.B. above (e.g., Fund Revenue is less than Fund Deductions).

D.
Fund Payment Priorities. Payments to MSO Providers pursuant to Sections 3.8.1. above shall at all times be subordinate to the other deductions and payments to be made from the Fund. In the event there are insufficient amounts in the Fund to make all-of Fund Deductions as described in Section 3.B. above and to fund the Deficit Reserve (as defined below), then Sections 3.B.2., 3.B.3., 3.B.4. and 3.B.5. above and the Deficit Reserve shall be paid first. Any remaining balance will be paid to MSO Providers. Any underpayment of Sections 3.B.1. above shall be an accrual against the Fund. Such accrual shall only be a liability against the Fund. If upon termination of this Agreement, the Fund is ultimately insufficient to pay such accrual, then such accrual will be forgiven and MSO Providers shall not be entitled to any further payment from Health Plan. Upon termination of this Agreement, any Deficit in the Fund shall be due and payable by MSO to Health Plan within five (5) days of such termination effective date.

E.
Payment of Fund Surplus and Deficit. MSO's first payment for any Surplus shall be issued by Health Plan one-hundred thirty (130) days after the Effective Date of this Agreement. Thereafter, any Surplus payments will be made by the Health Plan on a monthly basis by the 15th of the month following the date of the Fund Report. -

MSO shall reimburse Health Plan for any Fund Deficits andlor Deficit Reserve by issuing payment to Health Plan within sixty (60) days of MSO's receipt of a written demand for any Fund Deficit or Deficit Reserve deficiency (by email or otherwise) from Health Plan. If MSO fails to pay Health Plan the amount of the demand within sixty (60) days of the notice, Health Plan may elect to withhold any future MSO Surpluses or other payments it may then or later owe MSO or MSO Providers until such demand is fully satisfied.

F.
Deficit Reserve. Beginning with the Effective Date of this Agreement, MSO shall be required to fund a reserve in the amount of four percent (4%) of the estimated annualized Fund Revenue (the "Deficit Reserve Amount") which will be held by Health Plan as a separate fund, and which shall secure MSO's obligations to pay for Fund Deductions described in Sections 3.B.2., 3.B.3., 3.B.4. and 3.B.5. above. The initial Deficit Reserve funding shall be a letter of credit in the amount of $100,000 and shall be recalculated on April 1, 2009. The funding of the Deficit Reserve shall be recalculated each year, based upon the membership existing on each anniversary of the Effective Date of this Agreement The establishment of the initial Deficit Reserve and its subsequent recalculation is not a warranty or representation by Health Plan that MSO will be assigned or have the right to serve any specific volume of Medicare Members. Health Plan may require MSO to update its Deficit Reserve Funding Option (as indicated below) annually upon recalculation of the Deficit Reserve.

Deficit Reserve Funding Options. MSO must select one of the funding mechanisms below by initialing the appropriate box:

o Cash Deposit: A cash deposit by MSO which shall be held by Health Plan,
o Letter of Credit: An irrevocable, unconditional letter of credit issued by a bank acceptable to Health Plan and in a form acceptable to Health Plan.

4.
Termination of Agreement. Health Plan may continue to hold the Deficit Reserve and will reconcile the Fund for a period of twelve (12) months following the termination date of the Agreement. Health Plan shall determine any IBNR twelve months after the termination of this Agreement and a final settlement of the Fund calculated at that time shall be made.

MSO agrees that Health Plan shall have a perfected security interest in the Fund and the Deficit Reserve by virtue of this Agreement. MSO shall not otherwise assign, pledge, hypothecate, grant a security interest or otherwise encumber the Fund or the Deficit Reserve.

5.
Medicare Members Only. This Attachment A is solely for Medicare Members of Health Plan and specifically excludes any other lines of business of Health Plan. The parties agree at all times to comply with the physician incentive plan requirements and limitations contained in 42 CFR § 422.208.

6.
Encounter Data I Reporting. Various state and federal regulatory agencies require the Health Plan to monitor and report on quality and utilization as a condition for accreditation and participation in the programs these agencies administer. In order to meet these obligations, the Health Plan needs to obtain information about patient visits and services that are covered under this Agreement. This nonfee-for-service information is commonly referred to as encounter data. MSO agrees to submit encounter data to the Health Plan in a CMS 1500 or UB-92 electronic format. All encounter data must be submitted within forty five (45) days of the date of service.

7.
Non-Compete. Unless otherwise agreed-upon in writing between the parties, MSO and any affiliate, subsidiary or MSO Principal shall not during the term of this Agreement and for a period of one (1) year following the termination or expiration of this Agreement, regardless of the reason for such termination, directly or indirectly, apply for or obtain a license or certificate to act as an HMO, prepaid health plan, provider service organization, Medicare Advantage organization, Medicaid managed care organization, and any other type of entity that competes with the business of Health Plan or its affiliates or subsidiaries, it being agreed by MSO that in the event the parties hereto enter into agreements for other types of business, such non-compete shall apply to those new types of businesses. This provision shalt survive the termination or expiration of any term or provision of this Agreement for a period of one (1) year from the effective date of termination. MSO acknowledges that the provisions of this Section 7. are a separate and independent covenant.

MSO's Signature	/s/

Health Plants Signature	/s/

ATTACHMENT A-1
STOP LOSS PROGRAM

For purposes of this Agreement:

MSO shall purchase Stop Loss Protection from the Health Plan and participate in Health Plan's Stop Loss Program. For the first tier of Panel Size, as described in the table below, the cost of such program is twenty-three percent (23%) of actual total capitation payment Health Plan receives from CMS (for Part A, Part B and Part El as defined in the Social Security Act, as amended) for Medicare Members assigned to MSO.PCP Providers, net of any Health Plan incurred premium enhancement costs, and shall be subject to regular review and adjustment.

MSO must comply with the Federal physician incentive plan regulations and any other applicable law, as accepted by Health Plan, at its sole discretion.

MSO must comply with Stop Loss limits as described below:

Panel Size	Separate Institutional Deductible Per Member Per Year	Separate Professional Deductible Per Member Per Year
1 —1,000	$10,000	$3,000
1,001- 5,000	$40,000	$10,000
5,001 — 8,000	$60,000	$15,000
8,001 — 10,000	$100,000	$20,000
10,000 — 25,000	$200,000	$25,000

It is acknowledged that as to any amounts which are greater than the deductibles described above, MSO shall be responsible ten percent (10%) of the costs. Health Plan shall be responsible for the remaining ninety percent (90%) of the costs.

ATTACHMENT B
SERVICE AREA

This Agreement shall only apply to MSO PCP Providers located in the following counties, This Attachment B may be modified from time to tirne upon mutual written consent of MSO and Health Plan.

County
Brevard County, Florida
Broward County, Florida
Dade County, Florida
Lake County, Florida
Orange County, Florida
Osceola County, Florida
Palm Beach County, Florida
Pasco County, Florida
Pinellas County, Florida
Polk County, Florida
Seminole County, Florida
Volusia County, Florida

ATTACHMENT C

INDIVIDUAL PARTICIPATION AGREEMENT AND JOINDER

BETWEEN

AND
PHYSICIANS UNITED PLAN, INC. ("HEALTH PLAN")

This Individual Participation Agreement and Joinder ("Joinder") serves as a joinder to the agreement(s) between ("MSO") and Health Plan ("Agreement") which Is made for the purpose of setting forth the terms and conditions under which the provider(s) who are subcontractors of MSO, and whose name(s) and signature(s) appear below ("MSO Provider) shall render Covered Services to Health Plan Members.

1.
Credentialing. MSO and/or MSO Provider shall supply all information requested by Health Plan for the purpose of credentialing MSO Provider, and MSO Provider must be approved for participation by Health Plan in writing before rendering Covered Services to Health Plan Members. MSO Provider agrees to take all actions necessary to advise Health Plan of any change of status in MSO Provider's license or any credentialing information provided to Health Plan.

2.
Rights and Obligations, MSO Provider assumes those obligations of MSO under the Agreement that are applicable to MSO Provider in his/her/its provision of Covered Sentices to Health Plan Members, and agrees that certain provisions of the Agreement, including but not limited to all regulatory. requirements applicable to Health Plan, shall also be individually binding on MSO Provider, and that Health Plan may require performance of all such provisions by MSO Provider. MSO Provider also agrees that Health Plan and MSO may under certain circumstances proximate to State and Federal regulatory changes amend the Agreement, without right of approval of MSO Provider. Health Plan's notice to MSO shall be sufficient to notify MSO Provider of any such amendment.

3.
Priority of Agreements. MSO Provider represents that he/she/it has a written agreement with MSO for the provision of services to Health Plan's Members. MSO Provider agrees that to the extent there is any conflict or ambiguity between the MSO Provider's contract with MSO and this Joinder or the Agreement, the terms of this Joinder and the Agreement shall supercede and control.

4.
Termination of Agreement. The parties agree that upon termination of the Agreement for any reason, Health Plan and MSO Provider may enter into a separate contract for the provision of health care services with MSO Provider and shall not be subject to any non-competition provision of any contract between MSO and MSO Provider. Furthermore, MSO Provider acknowledges that Health Plan, in its sole and absolute discretion may request that MSO Provider cease or suspend providing Covered Services to Health Plan Members while continuing the Agreement with MSO.

5.	Capitalized terms not defined in this Joinder have the same definition as given in the Agreement.

The foregoing has been agreed to and acknowledged by parties whose signatures appear below effective as of the Effective Date of the Agreement.

Printed MSO Provider Name(s)	Signature(s)	Date

ATTACHMENT D
OWNERSHIP

The individuals listed below comprise all of the owners, directors and key management of MSO (or MSO's professional association, partnership or corporation). Such individual(s) shall have a continuing obligation to notify the Health Plan of any changes to the information listed below.

MSO agrees to notify the Health Plan of any change of ownership'involving more than five percent (5%) of the stock of the entity listed below. The Health Plan retains the right to cancel this Agreement, without further notice in the event the new ownership is not acceptable to the Health Plan.

Name of Legal Entity:

__________ Corporation
__________ Partnership
__________ Professional Association

List the names and addresses of all Principals of MSO, and include percent ownership of all owners of the entity named above:

NAME	ADDRESS	PERCENT OWNERSHIP	TITLE	DATE

(the "Principals° as shall change from time to time)

ATTACHMENT E
MEDICARE REQUIREMENTS

In addition to the other provisions set forth in this Agreement, the following requirements specifically apply to any Members that are enrolled by the Health Plan under a Medicare Contract.

1.            Non-Compliance with Federal. State or Regulatory Acjencv: During the term of this Agreement if MSO or MSO Provider's performance results in an issue of non-compliance with state or regulatory agencies, MSO or MSO Provider shall be financially responsible, hold harmless and indemnify Health Plan for payment of any interests or fines which are accrued or imposed as a result of any such noncompliance. MSO or MSO Provider shall make such payment to Health Plan within thirty (30) days of notification. If MSO or MSO Provider fails to pay penalties within this time fraine, Health Plan shall deduct any amounts owed from MSO or MSO Provider's reimbursement or from the Deficit Reserve Requirement.

2.            Billing Members: MSO and MSO Provider agree to not seek reimbursement from the Health Plan's Medicare Members for services rendered to them under or in the course of this Agreerrient. Should the contract with CMS be terminated or expire, payment for all services performed for eligible Medicare Members prior to termination will be guaranteed by the Health Plan. MSO and MSO Provider shall indemnify and hold CMS harmless, pursuant to the provisions of section 3.12 of the Agreement, and from any costs, including legal fees, relating to improper billing practices or consequential effects caused by breach of the terms of this Agreement.

3.            Agency Liability: MSO and MSO Provider agree that neither CMS, nor any Medicare Member will be held liable for any debts of Provider or Health Plan. This Section shall survive the termination of this Agreement for any reason, including breach of contract because of insolvency.

4.            Payments Due: MSO Provider agrees that all payments due as a result of services rendered to Members of Health Plan shall be made after all properly documented invoices have been received by the Health Plan on or before one hundred eighty (180) days from the date of service for Medicare Members. This Agreement calls for the invoices to be submitted with the appropriate CMS 1500 or UB92. Health Plan agrees to promptly pay MSO Provider in accordance with the terms of state law.

5.            Non-Payment-Health Plan may not pay, directly or indirectly, on any basis, for services rendered by MSO Provider to a Medicare Member, if MSO Provider files or is required to file an affidavit with a Medicare carrier agreeing to furnish Medicare services to any Medicare beneficiary through a private contract, except that payment may be made by Health Plan for emergency or urgent services. Such payment shall be limited to the Medicare Allowable Charge.

6.            MSO Provider Cooperation: MSO and MSO Provider agree to cooperate and participate In Provider's QA/UM Program and any internal and external quality assurance, utilization review, peer review, and grievance or appeals procedures established by the Health Plan to comply with requirements of the Medicare Contract.

7.            Insolvency: MSO and MSO Provider agree that, pursuant to Florida Statutes and the contract with CMS, the Health Plan is required to maintain a plan for handling insolvency which provides for the continuation of benefits and payments to non-participating physicians for services rendered both prior to and after insolvency for the duration of the contract period for which payment by or on behalf of the Member has been made, or the discharge of the Member from an inpatient facility, whichever occurs later. MSO and MSO Provider agree to that, in the event of the Health Plan's insolvency, the MSO Provider will continue the provision of services to Members under this Agreement through the period for which premium or capitation from CMS has been paid and continue the provision of services to Members confined on the date of insolvency in an inpatient facility until their discharge.

8.            MSO Provider Reporting: MSO Provider agrees to submit all reports and clinical information required by the Health Plan including CHCU reporting (if applicable). Under the terms of the Medicare Contract with CMS, Health Plan is required to file certain data and reports pertaining to its Medicare Members. Therefore, MSO Provider agrees to provide in an accurate and timely manner all data which Health Plan is required to collect and submit to CMS as a condition of its Medicare Contract, including Medicare HEMS information and any required encounter data. Furthermore, MSO Provider shall cooperate and promptly assist Health Plan with any requests for information so Health Plan can meet its recording obligations under 42 CFR §§ 257 and 516.

9,Confidentiality and Enrollee Records Accuracy: MSO and MSO Provider agree to comply with all Federal and state laws and regulations and the term of the Medicare Contract as they pertain to confidentiality of Medicare Member records and the accuracy of such records, whether they be medical, administrative or billing records.

10.            Delegation and Subcontractors: In addition to the provisions of section 5.16 of the Agreement in the event MSO or MSO Provider delegates or subcontracts any of its obligations under this Agreement, Provider shall ensure that any such contracts meet the following requirements: (1) are in compliance with 42 CFR §§ 422.502(i)(3)(iii) and 502(i)(4); (2) are in compliance with the accountability provisions of 42 CFR § 422,502(i)(3)(ii)(A); (3) and are otherwise require such delegated party or Subcontractor to comply with the applicable Medicare law and regulations.

11.            Termination of MSO Provider: If MSO Provider is a physician, any written notice of MSO Providers suspension or termination shall include the following, to the extent applicable: (1) the reason for the suspension or termination; (2) the standards and profiling data used by the Health Plan to evaluate MSO Provider; (3) the numbers and mix of physicians needed in the network; (4) the MSO Providers right to appeal the action; and (5) the process and timing for requesting a hearing.

12.            Sections which require Approval for Modification: No modifications, additions, or deletions to the provisions of this Section 17, 3.14 or 4.2 shall be made by Health Plan without the prior written approval of CMS.

FIRST AMENDMENT
TO THE
NETWORK AGREEMENT
BETWEEN
PHYSICIANS UNITED PLAN, INC.
AND
PALM MEDICAL MSO, INC.

WHEREAS, Physicians United Plan, Inc. ("Health Plan") and Palm Medical MSO, Inc. ("MSO") have executed a Network Agreement ("Agreement") effective January 1, 2009; and

WHEREAS, Health Plan and MSO mutually desire to amend the Agreement;

NOW THEREFORE, pursuant to Section 5.1. of the Agreement and in consideration of the mutual promises contained herein, the parties hereby agree as follows:

1.	The effective date of this First Amendment shall be January 1, 2009.

2.	All references to "Palm Medical MSO, Inc." reflected in the Agreement shall be changed to "Palm Medical MSO, LLC."

3.	Except as modified herein, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, Health Plan and MSO have executed this Amendment this

Physicians Unit Plan, Inc.

Name:	J. Daniel Kollefrath
Title:	Senior Vice President
Date Signed:	Date Signed:

.